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                             World Cyberlinks Corp.

                               RESELLER AGREEMENT

This Agreement, effective as of the date signed below, is by and between WORLD CYBERLINKS CORP., a New York corporation with offices at 700 A Koehler Avenue, Ronkonkoma, NY 11779 ("World Cyberlinks"), and the "Reseller" listed below.

World Cyberlinks has developed proprietary docking stations as listed in Exhibit
A. Reseller is in the business of the development and distribution of computer software and related products in fields appropriate for the use of such products. The parties wish to enter an agreement authorizing Reseller to distribute the Products, as defined below, in the United States.


1.   PRODUCTS

     For the purpose of this Agreement, the "Products" are World Cyberlinks proprietary docking stations and software listed in Exhibit A, (a description of said Products are also in Exhibit A) in the form as marketed by World Cyberlinks, including documentation packaged with the Products. The products may include any enhancements, new releases, updates or other modifications that World Cyberlinks may release from time-to-time under the same product name or names.


2.   GRANT OF DISTRIBUTION RIGHTS

     World Cyberlinks hereby grants to Reseller, and Reseller accepts from World Cyberlinks, the nonexclusive, non-transferable right and license to promote, advertise, market, and distribute, the Products only to end-users and to use the Products and associated user documentation in the United States. Reseller shall not grant sub-distributorships.


3.   ORDERS AND PAYMENT

     Reseller shall pay World Cyberlinks the amounts shown in World Cyberlinks then-current price list, a copy of which is in Exhibit A, for units which World Cyberlinks delivers pursuant to Reseller's purchase orders ("Orders") under terms as provided in Exhibit B, which may be amended by World Cyberlinks on thirty days' written notice. An Order shall specify (i) quantity and description, (ii) date and location of delivery, (iii) end user name and address, and (iv) other pertinent information.


4.   SUPPORT

     During the term of this Agreement, World Cyberlinks will (i) provide Reseller access to World Cyberlinks telephone support during World Cyberlinks normal business hours, (ii) provide training to Reseller as may be mutually agreed from time to time and (iii) World Cyberlinks will provide no end user customer support.


5.   OBLIGATIONS OF RESELLER

(a) Reseller shall use its best efforts to promote the marketing of the Products.

(b) Reseller shall be responsible for providing installation, training, and support to its customers when desired by the customers and for warranty service as set forth in Section 6(a) below.

(c) Reseller shall provide and maintain an adequate technically trained staff and telephone service to provide prompt support to customers.



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                               Reseller Agreement                        Page 2


(d) Reseller shall comply with all applicable laws, rules, and regulations in its performance of this Agreement. In particular, Reseller shall not export any Product, directly or indirectly, to any country outside the United States without World Cyberlinks' prior written approval.

(e) Reseller shall promptly notify world Cyberlinks of any infringement of World Cyberlinks proprietary rights that comes to Reseller's attention.


6.   WARRANTY ONLY TO END-USERS - LIMITATION OF LIABILITY

(a) Each Product unit is packaged with World Cyberlinks warranty statement for that Product. Such warranties shall apply only to the ultimate end-user customer. Reseller may receive warranty claims and fulfill World Cyberlinks warranty obligations to repair or replace defective products. Reseller shall accept the return of units under warranty claims, convey such units to World Cyberlinks, and, at World Cyberlinks expense, transmit replacement copies to the end user, all as directed by Reseller.

(b) The foregoing warranties are exclusive and are in lieu of all other warranties expressed or implied. NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY, FITNESS, TITLE, AND AGAINST INFRINGEMENT, ARE MADE BY World Cyberlinks.

(c) World Cyberlinks entire liability and Reseller's exclusive remedy under this Agreement shall be as follows: (i) in all situations involving performance or nonperformance of the Products, Reseller's remedies are the warranties in Section 6(a); (ii) For any claim concerning performance or nonperformance by Reseller pursuant to or in any way related to the subject matter of this Agreement, including personal injury or damage to physical property to the extent caused by World Cyberlinks fault or negligence, or for damages for any causes whatsoever and regardless of the form of action, whether in contract or in tort including negligence, or any other legal theory, Reseller's remedy shall be actual damages up to the amount of the payments actually made to World Cyberlinks by Reseller hereunder in the most recent twelve months prior to such damages occurring; (iii) IN NO EVENT WILL World Cyberlinks BE LIABLE TO ANYONE FOR ANY LOST PROFITS OR FOR ANY OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF World Cyberlinks HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL World Cyberlinks BE LIABLE FOR ANY CLAIM AGAINST RESELLER BY ANY OTHER PARTY.

(d) Notwithstanding anything in this agreement, DEMONSTRATION AND EVALUATION COPIES ARE DELIVERED ON AN "AS IS" BASIS AND World Cyberlinks MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING THEIR USE OR PERFORMANCE.


7.   COPYRIGHT AND TRADEMARKS

(a) Title and full ownership rights in the Products shall remain in World Cyberlinks. It is expressly understood and agreed that the Products, including but not limited to proprietary documentation, input formats, generated output, modifications, and conversions, constitute valuable proprietary products and trade secrets of World Cyberlinks embodying substantial creative efforts and confidential information, ideas and expressions which require protection against unauthorized use, transfer, reproduction, or disclosure.

(b) During the term of this Agreement, Reseller may represent itself as a "World Cyberlinks Authorized Reseller", and use the trademarks of World Cyberlinks (the "Trademarks") in connection with Resellers' marketing and distribution of the Products. Any such use of the Trademarks shall inure to the benefit of World Cyberlinks. Reseller shall not seek to register, or otherwise assert or obtain any interest in, the Trademarks, or any confusingly similar marks anywhere in the world.


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                               Reseller Agreement                        Page 3


(c) Reseller shall exercise due care to protect the trademarks, copyrights, and trade secrets and other proprietary information of World Cyberlinks made available to Reseller, and shall do nothing during or after the term of this Agreement, which could adversely affect their validity or unenforceability. Reseller shall not remove, alter, cover, or obfuscate any copyright notice, trademark or other proprietary rights notice placed by World Cyberlinks on the Products or any portion thereof.


8.   TERM AND TERMINATION

     This Agreement shall become effective on the date it is executed by both parties. Either party may terminate this Agreement with or without cause, for any reason or no reason, upon thirty (30) days' written notice to the other party.


9.   CERTAIN REMEDIES

     In the event of termination for Reseller's breach or default, World Cyberlinks may, without retaking Products delivered to Reseller (i) declare all accrued and unpaid charges and fees and any other amounts (whether or not then due and owing) immediately payable, and (ii) require by written notice that Reseller immediately cease all use and distribution of the Products until all events of default have been fully cured.


10.  INDEMNIFICATION

     Reseller agrees to indemnify and hold harmless World Cyberlinks and its officers, directors and controlling persons from and against any and all claims, liabilities or expenses (including court costs, attorneys' fees and costs of settlement) incurred by any of them in connection with or arising out of (i) any breach or alleged breach by the channel of any of its representations, warranties or covenants in this Agreement; (ii) any claim or liability relating to the content, quality or performance of the Product or any warranty, return, support, maintenance or other obligations related to the Product; (iii) any claim or liability relating to sales taxes applicable to transactions involving the Product; or (iv) any other obligation or responsibility expressly allocated to the channel under this Agreement.


11.  FORCE MAJEURE

     Except for payments due under this Agreement, neither party will be responsible for any failure to perform due to causes beyond its reasonable control (each, a "Force Majeure"), including, but not limited to, acts of God, war, riot, fire, floods, earthquakes, or accidents, provided that such party gives prompt written notice thereof to the other party. The time for performance will be extended for a period equal to the duration of the Force Majeure, but in no event longer than sixty (60) days.

12.  GENERAL

(a) All notices shall be in writing and given by personal delivery or certified mail to the recipient's address set forth above, return receipt requested. Mailed notice shall be deemed given the fifth business day after mailing.

(b) This Agreement shall not be assigned by either party without the advance written consent of the other, provided that World Cyberlinks may assign to a successor (without such consent) to all or a substantial portion of its business, and World Cyberlinks may assign (without such consent) its right to receive payments hereunder. This Agreement shall be binding upon and inure to the benefits of the parties, their successors, and permitted assigns.

(c) This Agreement constitutes the entire agreement between the parties with respect to its subject matter; except as provided herein, all other prior agreements, representations, statements, negotiations, and undertakings are terminated and superseded hereby.

(d) After expiration or termination of this Agreement, all provisions relating to payment shall survive until completion of required payments. In addition, all provisions regarding ownership, warranty, liability,


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                               Reseller Agreement                        Page 4


     and limits thereon, confidentiality or protection of proprietary rights and trade secrets, and assignment shall survive indefinitely.

(e) The parties shall at all times be independent contractors with respect to each other in carrying out this Agreement.

(f) This Agreement shall be deemed to have been made in, and shall be governed by and construed in accordance with the laws of The State of New York, exclusive of its rules governing choice of law and conflict of laws. Both parties agree to settle any dispute under this Agreement through the binding arbitration services of the Suffolk County, New York Chamber of Commerce or other disinterested third party.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as an instrument under seal by their duly authorized representatives:


WORLD CYBERLINKS CORP.                  RESELLER

By:    /s/ John Russell                 Company: Riverbed Technologies, Inc.
       -----------------
       Signature

Name:  John Russell                     Address: 3141 Fairview Park Drive

Title: President                                 Suite 400

Date:  October 16, 1998                          Falls Church, VA 22042

                                        State of Incorporation: Delaware

                                        By:    /s/ E. Wayne Jackson, III
                                               ----------------------------
                                               Signature

                                        Name:  E. Wayne Jackson, III

                                        Title: President & CEO

                                        Date:  12-22-98



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                               Reseller Agreement                        Page 5


                                   Exhibit A
                                   ---------

                  List of Products and Prices and Description




                         ------------------------- COST ------------------------

PRODUCT                  DISCOUNT                CHANNEL          SUGGESTED LIST

ConXem Dock              30% off Channel         $399.00          $599.00

EtherHub                 20% off Channel         $1,400.00        $2,000.00





Docking Station
---------------

ConXem(TM) Docking Station
--------------------------

o Multiple units can dock at the same time with concurrent functionality and without conflicts

o    Hot dock initiates TCP/LP connection

o Mobile computers can work on any docking station on the network connected to the server

o Requires CPU and Multiple port I/O board providing up to 64 connections per server.


ConXem(TM) EtherHub
-------------------

o    IP connection from the ConXem cradle directly to the network.

o    Connection of up to 4 cradles (16 PalmPilots).

o    Direct nodal access to the PalmPilots

o    Remote access dial up



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                               Reseller Agreement                        Page 6


                                   Exhibit B
                                   ---------

                       Orders, Shipment, and Payment Terms


NEW RESELLER INFORMATION. Shipments are subject to World Cyberlinks receipt of a signed Reseller Agreement and a copy of Reseller's current business license.

RESELLER ORDERS. All Orders shall be subject to acceptance by World Cyberlinks. Each Order placed by the Reseller shall be deemed to incorporate all the terms and conditions of this Agreement, and any terms and conditions of such Orders which are in addition to or inconsistent with the terms and conditions of this Agreement shall automatically be deemed stricken from such Order. World Cyberlinks assumes no responsibility for Reseller errors in selecting Products.

DISCOUNT. In return for fulfilling its responsibilities under this Agreement, the Reseller is granted discounts from the price list in exhibit A.

TERMS. 30 day net payment terms may be granted by World Cyberlinks based upon satisfactory credit evaluation and, if required, the receipt of satisfactory guarantees. Invoiced terms shall govern Reseller's payment obligation to World Cyberlinks. Delinquent balances will be subject to finance charges of 1.5% per month, but not in excess of the lawful maximum, and may result in revocation of net payment terms.

TAXES. Reseller shall pay all sales, use, and excise taxes, import duties, tariffs, custom fees, and any other governmental assessments related to receipt or distribution of the Products by Reseller. If Reseller is exempt from any of the aforementioned taxes, duties, tariffs, fees, or assessments, Reseller shall provide World Cyberlinks with written documentation of such exemption, including, but not limited to, a copy of any valid tax exemption certificate(s).

SHIPPING. Goods are shipped FOB warehouse. Unless otherwise requested, World Cyberlinks will ship goods UPS surface. Expedited Delivery requests will be subject to additional charges. Unless the Reseller has specifically requested no partial shipments, World Cyberlinks will partial ship and back order any out-of-stock item.

RETURNED MERCHANDISE. All merchandise returned to World Cyberlinks must have a Return Material Authorization (RMA) number issued by the World Cyberlinks order entry department, at their sole discretion. When calling for an RMA number, please have the following information available:

 a. World Cyberlinks' invoice number and date shipped;  b. The type of Products;
 c. The serial number of the unit; and                  d. The reasons for the
                                                           RMA request.

If an RMA number has been assigned, it must be prominently displayed ON THE SHIPPING LABEL ONLY. Merchandise should be returned to World Cyberlinks freight pre-paid in the original boxes and packing materials. Returned units must be complete, including all documentation, etc. Returned Products that arrive at World Cyberlinks without an RMA number prominently displayed on the shipping label will not be accepted and shall be returned freight charges collect.

RESTOCKING FEES. Merchandise returned or refused delivery will be subject to a 15% restocking fee.

OTHER FEES. Reseller shall pay all legal, court and attorney fees on any action arising out of or related to this Agreement in connection with any breach of Reseller's obligations to World Cyberlinks.